Exhibit 34.1

Deloitte & Touche LLP City Place l, 33rd Floor 185 Asylum Street Hartford, CT 06103-3402 USA Tel: +1 860 725 3000 Fax: +1 860 725 3500 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Public Service Company of New Hampshire
Hartford, Connecticut

We have examined management of Public Service Company of New Hampshire and subsidiaries’ (“PSNH” or the “Company”) assertion, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria for Asset-Backed Issuers, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (“Regulation AB”) for the Rate Reduction Bonds Series 2018-1 (the "Platform"), excluding criteria items 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(iii), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv) (the "servicing criteria"), as of and for the year ended December 31, 2024, which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Exhibit 33.1 to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. PSNH’s management is responsible for the Company’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion about compliance with the servicing criteria is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion on compliance with the servicing criteria. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion on compliance with the servicing criteria, whether due to error or fraud, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

We did not examine the Company’s compliance with the servicing standards governing Custodial Bank Accounts. Compliance with those servicing standards were examined by the other auditor of the Company’s subservicer, KPMG LLP. The report of the other auditor of the Company’s subservicer has been furnished to us, and our examination, insofar as it relates to the Company’s compliance with the servicing standards governing Custodial Bank Accounts, is based solely on the examination report of the other auditor.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the servicing criteria as of and for the year ended December 31, 2024, is fairly stated, in all material respects.

Hartford, Connecticut

March 27, 2025